Exhibit 99.1

Navarre Reports Fiscal First Quarter 2013 Financial Results

71% Increase in Consumer Electronics & Accessories Sales and Cost Restructuring Benefits Help Drive 23% Increase in Adjusted EBITDA

MINNEAPOLIS, MN – July 31, 2012 – Navarre (NASDAQ: NAVR), a leading distributor that connects strong brands with smart logistics and provides flexible e-commerce fulfillment solutions, reported financial results for its fiscal first quarter ended June 30, 2012.

Fiscal Q1 2013 Financial Highlights vs. Year-Ago Quarter:

•	Net sales for consumer electronics and accessories increased 71% to $20.8 million.

•	Net sales in Canada increased 32% to $12.2 million.

•	Net sales in the e-commerce channel improved 18% to $16.2 million.

•	Total operating expenses decreased 27% to $10.5 million.

•	Adjusted EBITDA increased 23% to $543,000.

•	The company continued to carry no debt at June 30, 2012.

Fiscal Q1 2013 Financial Results

Consolidated net sales in the fiscal first quarter of 2013 decreased 12% to $91.3 million from $104.0 million in the year-ago quarter. The decrease was primarily due to the company’s previously announced transition away from the home video product category, which contributed minor net sales of $37,000 in the fiscal first quarter of 2013 compared to $10.3 million in the year-ago quarter.

Consolidated net sales in the first quarter of fiscal 2013 would have only decreased 3% without the impact of the company’s transition away from the home video product category.

Net sales in the company’s distribution segment, which accounts for a majority of revenues, decreased 12% to $89.1 million from $101.7 million in the year-ago quarter. The decrease was primarily attributed to the transition away from the home video category as well as a 12% decline in software distribution to $65.4 million from $74.4 million in the year-ago quarter. The decline was nearly offset by net sales of consumer electronics and accessories, which increased 71% to $20.8 million from $12.2 million in the year-ago quarter. (see “Use of Non-GAAP Financial Information” below, for further discussion)

Gross margin in the fiscal first quarter of 2013 decreased to 11.0% from 13.3% in the year-ago quarter, which was attributed to the shift in mix toward lower margin software and consumer electronics accessories as well as the company’s reduced emphasis on the home video category.

Total operating expenses in the first quarter decreased 27% to $10.5 million, compared to $14.4 million in the year-ago quarter, primarily due to operating efficiencies realized from the company’s restructuring plan completed at the end of fiscal year 2012.

Net loss in the first quarter of fiscal 2013 improved to $571,000 or $(0.02) per share, compared to a net loss of $627,000 or $(0.02) per share in the year-ago quarter.

Adjusted EBITDA (a non-GAAP term) in the fiscal first quarter of 2013 increased 23% to $543,000, compared to $440,000 in the first quarter of fiscal year 2012 (see “Use of Non-GAAP Financial Information” below, for further discussion).

The company continued to carry no debt at June 30, 2012.

Management Commentary

“In terms of our key areas of operational performance, the positive results we delivered in our previous two quarters continued into the first quarter of fiscal 2013,” said Richard Willis, CEO of Navarre. “This was demonstrated by the 71% increase in our consumer electronics and accessories sales, and healthy, double-digit growth in both our Canadian and e-commerce channels, which grew 32% and 18%, respectively. These three areas of our organic business form the basis of our growth strategy.

“Equally important as these growth generators are the benefits we’ve realized from our recently completed restructuring plan, as shown by reductions in operating expenses of $3.8 million or 11.5% of net sales, compared to 13.8% during fiscal Q1 of 2012. These savings helped generate the 23% increase in adjusted EBITDA and ultimately will support a profitable fiscal year.

“For the remainder of the year, we will continue to focus on our key growth areas while pursuing opportunities to further enhance our comprehensive 3PL platform, including e-commerce fulfillment which has a more attractive margin. We are optimistic about our prospects and believe the steps we’ve taken to realign our cost structure better positions Navarre as the single-source solution for retailers and manufacturers who seek to simplify their supply chain.”

Outlook

The company’s guidance for fiscal 2013 issued on May 22, 2012 remains on track, with net sales expected to be between $460.0 million and $480.0 million, and adjusted EBITDA expected to be between $9.0 and $11.0 million.

Conference Call

Navarre will host a conference call tomorrow, Wednesday, August 1, 2012 at 11:00 a.m. Eastern time to discuss its fiscal first quarter 2013 results. President and CEO Richard Willis and CFO Diane Lapp will host the call, followed by a question and answer period.

Date: Wednesday, August 1, 2012
Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)
Dial-In Number: 1-866-783-2137
Conference ID#: 73756458

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the “Investors” section of the company’s website at www.navarre.com.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day and until August 8, 2012.

Toll-free replay number: 1-888-286-8010
Replay pin number: 68138188

About Navarre Corporation

Founded in 1983, Navarre® is a distributor and provider of e-commerce fulfillment solutions for traditional and internet-based sales channels. The company’s solutions support both direct-to-consumer and business-to-business sales. Navarre also publishes computer software through its Encore® subsidiary, and is headquartered in Minneapolis, Minnesota. For more information, visit www.Navarre.com.

Use of Non-GAAP Information

In evaluating the company’s financial performance and operating trends, management considers information concerning the company’s net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, share-based compensation expense and restructuring charges from continuing operations, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the company’s website at www.navarre.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company’s customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and infrastructure; the company’s dependence on significant vendors; the uncertain results of developing new software products; uncertain financial results in the publishing segment; the company’s ability to meet significant working capital requirements related to distributing products; and the company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

Investor Relations

Liolios Group, Inc.
Cody Slach
1-949-574-3860
NAVR@Liolios.com

NAVARRE CORPORATION
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2012	2011
Net sales	$91,272	$104,016
Cost of sales (exclusive of depreciation)	81,225	90,229
Gross profit	10,047	13,787
Operating expenses:
Selling and marketing	3,944	5,043
Distribution and warehousing	1,712	2,443
General and administrative	4,072	5,924
Depreciation and amortization	813	972
Total operating expenses	10,541	14,382
Loss from operations	(494)	(595)
Other income (expense):
Interest income (expense), net	(95)	(293)
Other income (expense), net	(241)	(75)
Loss before income tax	(830)	(963)
Income tax benefit	259	336
Net loss	$(571)	$(627)

Loss per common share:
Basic	$(0.02)	$(0.02)
Diluted	(0.02)	(0.02)

Weighted average shares outstanding:
Basic	37,155	36,605
Diluted	37,155	36,605

Other comprehensive income (loss):
Net unrealized gain on foreign exchange rate translation, net of tax	27	12
Comprehensive loss	$(544)	$(615)

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	June 30,	June 30,	March 31,
	2012	2011	2012
Assets:
Current assets:
Cash	$-	$8,928	$5,600
Accounts receivable, net	48,173	51,796	47,935
Inventories	29,440	27,709	28,850
Deferred tax assets — current, net	1,473	6,520	1,580
Other	2,578	3,988	2,211
Total current assets	81,664	98,941	86,176
Property and equipment, net	6,498	8,712	6,868
Goodwill and intangible assets, net	1,412	7,934	1,547
Deferred tax assets — non-current, net	18,838	24,602	18,450
Other assets	7,752	14,930	8,335
Total assets	$116,164	$155,119	$121,376
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$67,737	$71,260	$73,421
Other	7,364	9,338	6,642
Total current liabilities	75,101	80,598	80,063
Long-term liabilities:
Other liabilities	1,562	1,835	1,497
Total liabilities	76,663	82,433	81,560

Shareholders’ equity	39,501	72,686	39,816
Total liabilities and shareholders’ equity	$116,164	$155,119	$121,376

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended June 30,
	2012	%	2011	%
Net sales:
Software	$65,427	71.7%	$74,428	71.6%
Consumer electronics and accessories	20,847	22.9%	12,226	11.8%
Video games	2,739	3.0%	4,796	4.6%
Home video	37	0.0%	10,284	9.9%
Distribution	89,050	97.6%	101,734	97.9%
Publishing	5,418	5.9%	7,207	7.0%
Net sales before inter-company eliminations	94,468		108,941
Inter-company eliminations	(3,196)	-3.5%	(4,925)	-4.9%
Net sales as reported	$91,272		$104,016

Operating income loss
Distribution	$(1,415)		$(2,239)
Publishing	921		1,644
Consolidated operating loss	$(494)		$(595)

Net Sales by Geographic Region
United States	$82,271		$99,685
International	12,197		9,256
Net sales before inter-company eliminations	94,468		108,941
Inter-company eliminations	(3,196)		(4,925)
Net Sales as reported	$91,272		$104,016

Net Sales by Sales Channel
Retail	$78,303		$95,286
E-commerce	16,165		13,655
Net sales before inter-company eliminations	94,468		108,941
Inter-company eliminations	(3,196)		(4,925)
Net Sales as reported	$91,272		$104,016

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three months ended June 30,
	2012	2011
Net cash used in operating activities	(7,492)	(3,228)
Net cash provided by (used in) investing activities	(219)	20,806
Net cash provided by (used in) financing activities	2,111	(8,650)

Net increase (decrease) in cash	(5,600)	8,928
Cash and cash equivalents at beginning of period	5,600	-
Cash and cash equivalents at end of period	$-	$8,928

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months
	Ended June 30,
	2012	2011
Net income loss, as reported	$(571)	$(627)
Interest expense, net	95	293
Income tax benefit	(259)	(336)
Depreciation and amortization	813	972
Foreign translation loss	242	75
Share-based compensation	223	63
Adjusted EBITDA	$543	$440